UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2019

PHUNWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37862	26-4413774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

(512) 693-4199

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Item 1.01 Entry Into a Material Definitive Agreement.

On June 3, 2019, Phunware, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with an investor (together with any subsequent investors, the “Investors”) for the sale of convertible promissory notes, convertible into shares of the Company’s common stock at a price of $11.50 per share (each a “Note, and together, the “Notes”). Consideration for the Notes may be paid in the form of cash or, in the Company’s sole discretion, cryptocurrency. Each Investor who pays with cryptocurrency will also enter into a Cryptocurrency Payment Agreement with the Company (the “Payment Agreement”) setting forth the terms and conditions under which the cryptocurrency will be accepted. At the initial closing on June 3, 2019, the Company issued a Note in the principal amount of $250,000.00. The Company may hold subsequent closings until June 2, 2020. The Company may not issue Notes under the Purchase Agreement in excess of $20 million, in the aggregate, unless otherwise agreed by the holders of a majority in interest of the principal outstanding under the Notes.

The Notes mature on June 3, 2024, and bear ordinary interest at a rate of 7% per annum. Interest under the Notes is payable quarterly beginning on September 30, 2019, and interest and principal under the Notes is payable monthly beginning on June 30, 2021. However, at the holder’s election, interest payments may be deferred until the earlier of (i) repayment in full of all remaining unpaid principal, and (ii) conversion. Each Note will convert voluntarily upon a holder’s election, or automatically upon the occurrence of the following events: (a) the closing sale price of the Company’s common stock equals or exceeds $17.25 per share for 20 out of 30 consecutive trading days, and (b) a registration statement is then in effect covering the disposition of the converted shares. Assuming Notes in an aggregate principal amount of $20 million are sold under the Purchase Agreement, and assuming that all interest payments are deferred until maturity, the Notes would be convertible to a maximum total of approximately 2,347,826 shares of the Company’s common stock.

The forms of the Note, the Purchase Agreement, and the Payment Agreement are attached as Exhibits 4.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions of the Purchase Agreement, the Notes, and the Payment Agreement set forth above are subject to, and qualified in their entirety by, the exhibits attached hereto. These forms are incorporated herein by reference only to provide investors with the terms of such documents and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in response to Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

As more fully described in Item 1.01 above, which disclosure is hereby incorporated by reference into this Item 3.02, the Company agreed to issue the Notes to Investors, all of whom are accredited investors, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by the Investors. The net proceeds to the Company from the offering of the Notes will be used for general working capital. The Notes have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements. Neither this Current Report on Form 8-K nor any exhibit attached hereto shall constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1*	Form of Convertible Promissory Note
10.1*	Form of Purchase Agreement
10.2*	Form of Cryptocurrency Payment Agreement

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHUNWARE, Inc.

Dated: June 4, 2019	By:	/s/ Alan S. Knitowski
Alan S. Knitowski
Chief Executive Officer

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